Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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ASPENBIO PHARMA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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October 15, 2012

To Our Shareholders:

You are cordially invited to a Special Meeting of Shareholders (the “Meeting”) of AspenBio Pharma, Inc. (the “Company”) to be held at the Company's principal executive offices at 1585 S. Perry Street, Castle Rock, Colorado 80104 on Tuesday, December 11, 2012, at 2:00 PM local time.

The purposes of the Meeting are for our shareholders to consider and act on the following matters:

1.	An amendment to the Company’s Articles of Incorporation, as amended, to change the name of the Company to “Venaxis, Inc.”;

2.	An increase in the number of shares available for future awards under the Company's 2002 Stock Incentive Plan, as amended, by 1,200,000 shares; and

3.	Ratification of the appointment of GHP Horwath, P.C as the Company’s independent accounting firm for the 2012 financial statements audit.

The formal Notice of the Meeting and Proxy Statement describing the matters to be acted upon at the Meeting are contained in the following pages.

Enclosed is a proxy which will enable you to vote your shares on the matters to be considered at the Meeting even if you are unable to attend the Meeting.  Please mark the proxy to indicate your vote, date and sign the proxy and return it in the enclosed envelope as soon as possible for receipt prior to the Meeting.

WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING EITHER BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY AS SOON AS POSSIBLE.

Sincerely,

Stephen T. Lundy,
Chief Executive Officer and President

ASPENBIO PHARMA, INC.
1585 S. Perry Street
Castle Rock, Colorado 80104
(303) 794-2000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 11, 2012

October 15, 2012

To the Shareholders of AspenBio Pharma, Inc.:

A Special Meeting of Shareholders (the “Meeting”) of AspenBio Pharma, Inc., a Colorado corporation (the “Company”) will be held at the Company's principal executive offices at 1585 S. Perry Street, Castle Rock, Colorado 80104 on Tuesday, December 11, 2012, beginning at 2:00 PM local time, for the purpose of considering and voting upon proposals to:

1.	Change the Corporate Name. Adopt an amendment and restatement of the Company’s Articles of Incorporation, as amended, to change the name of the Company to “Venaxis, Inc.”

2.
Amendment to Stock Incentive Plan.  Adopt an amendment to the 2002 Stock Incentive Plan, as amended, to increase the number of shares reserved under the Plan by 1,200,000 shares from 287,205 shares to 1,487,205 shares.

3.
Ratification of Appointment of Independent Accounting Firm.  Ratify the appointment of GHP Horwath, P.C. as our independent registered public accounting firm for the financial statements audit for the fiscal year ending December 31, 2012.

Pursuant to the Company’s Bylaws, the Board of Directors has fixed the close of business on October 5, 2012 as the record date for determination of the shareholders entitled to vote at the Meeting and any adjournments or continuations of the Meeting.

You are requested to complete and sign the enclosed proxy which is solicited by the Board of Directors and to return it promptly in the enclosed envelope.  The proxy will not be used if you attend the Meeting and vote in person.

This Notice of Special Meeting of Shareholders, the Proxy Statement and the proxy card are available online at:  www.aspenbioproxyinfo.com.

EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.  ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE.  ANY SHAREHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE MEETING.  HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS,
Gail S. Schoettler,
Chair of the Board of Directors

AspenBio Pharma, Inc.
1585 S. Perry Street
Castle Rock, Colorado 80104
(303) 794-2000

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

DECEMBER 11, 2012

October 15, 2012

To Our Shareholders:

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors of AspenBio Pharma, Inc. (the “Company”) of proxies to be used at a Special Meeting of Shareholders (the “Meeting”) to be held at the Company's principal executive offices at 1585 S. Perry Street, Castle Rock, Colorado 80104 on Tuesday December 11, 2012, beginning at 2:00 PM local time, and at any adjournments, continuations or postponements of the Meeting.  The Meeting is being held for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.  This Proxy Statement, the accompanying proxy card and the Notice of Special Meeting of Shareholders (collectively, the “Proxy Materials”) are first being mailed to shareholders beginning on or about October 15, 2012.

TABLE OF CONTENTS

GENERAL INFORMATION	3
Reasons for the Special Meeting	3
Solicitation	4
Voting Rights and Votes Required	4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5

PROPOSALS TO BE ACTED UPON AT THE SPECIAL MEETING	9

PROPOSAL ONE – APPROVE AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE THE NAME TO VENAXIS, INC.	9

PROPOSAL TWO – ADOPTION OF AMENDMENT TO THE 2002 INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR FUTURE AWARDS	11
Reasons for the Requested Amendment to the Plan	11
Description of the Plan	13

PROPOSAL THREE - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17

EXECUTIVE COMPENSATION	19
Compensation Discussion and Analysis	19
Summary Compensation Table	23
Post-Employment Benefits	25
Director Compensation Table	26

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	27

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS	27

GENERAL INFORMATION

Reasons for the Special Meeting

The Board of Directors of the Company has called this special meeting of shareholders:  (1) to seek approval of shareholders to change the name of the Company to Venaxis, Inc.; and (2) to seek shareholder approval for an increase, by 1,200,000 shares, of the shares of the Company’s Common Stock (the “Common Stock”) available for equity awards under the Company’s 2002 Stock Incentive Plan, as amended (the “Plan”).  The Board is also seeking shareholder ratification of the engagement of GHP Horwath, P.C. as the Company’s independent public accounting firm for the fiscal year ending December 31, 2012.

Change of Corporate Name

On September 19, 2012, the board of directors approved a resolution to amend the Articles of Incorporation, as amended, of the Company to change the name of the Company to Venaxis, Inc.  The Board of Directors believes it is in the best interest of the Company to change the corporate name and recommends approval of the name change by the shareholders.  Over the past year, the Company has undergone, and continues to undergo, a corporate re-alignment to refocus the activities and resources of the Company on the pursuit of receipt of regulatory clearance for and commercialization of the Company’s blood-based diagnostic test to aid emergency room physicians and other practitioners in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  Prior to this re-alignment, the Company was primarily a research and development company focused on developing diagnostic tests and products in human appendicitis and animal health fertility drug fields.  Since the beginning of 2012, the Company has raised funds through a common stock offering to be used principally to perform the remaining development and clinical trial work needed to seek FDA clearance for its blood-based diagnostic test, AppyScore™ in the U.S., and also entered into a license agreement to exclusively license all of its animal health-related intellectual property to an animal health company in exchange for milestone payments and royalties.  These activities have served as the cornerstone of our efforts to refocus the Company’s efforts and activities on the commercialization and manufacture of its human, blood-based appendicitis test.  We believe the name AspenBio Pharma no longer fits with our business focus, infers a regional, rather than international, commercialization approach and has a legacy reference to the one-time animal health “pharma” activities that are no longer core to our business.  A more detailed discussion of our corporate reorganization and proposed name change begins on page 9 of this Proxy Statement.

Increase of Shares Available Under the Plan

The proposal to increase, by 1,200,000 shares, the shares available under the Plan represents a significant increase in the number of shares available for awards under the Plan.  However, of the currently outstanding stock options to acquire 268,187 shares of the Company’s Common Stock issued to directors, officers, other employees of and consultants to the Company, 233,187 stock options have exercise prices that are significantly “out-of-the money.”  Exercise prices for such underwater stock options range from $3.60 per share to $261.60 per share, thereby providing little, if any, incentive to the stock option holders.  In addition, only approximately 19,018 shares are available for future awards under the Plan prior to this proposed increased, which represents an insufficient number for future incentive-based and compensatory awards.  The Board of Directors has determined that it is advisable and in the best interests of the Company and its shareholders for the Company to have the ability to make equity-based incentive and compensation awards to its executives, other employees, consultants, advisors and non-employee directors under the Plan and to conserve, as much as possible, the available cash resources of the Company for the pursuit of regulatory clearance for and commercialization of AppyScore™, our lead product candidate.  Please see the discussion, beginning on page 11 of this Proxy Statement, of the factors considered by the Board of Directors in approving this Plan share increase and its decision to submit it to shareholders for approval.

If the amendment to the Plan to add the requested shares is approved by the shareholders at the Meeting, the Board of Directors intends to use such additional shares to:  (1) grant incentive stock option awards to executive officers and other employees as “engagement awards” at an amount equal to two times outstanding equity awards held by such persons to incentivize such officers and other employees to achieve the development, clinical trial and regulatory work necessary to seek approval for the commercialization of the Company’s lead product, AppyScore™; (2) grant compensatory stock option awards in lieu of market-based cash compensation to each non-employee director continuing in office in an amount equal to two times the outstanding equity awards held by each such non-employee director; and (3) have in reserve sufficient number of shares under the Plan to make stock option awards to eligible persons in 2013.  We are not seeking shareholder approval of any specific awards under the Plan.

Solicitation

The enclosed proxy is being solicited by the Company’s Board of Directors.  The costs of the solicitation will be borne by the Company.  Proxies may be solicited personally or by mail, telephone, facsimile or telegraph by directors, officers and regular employees of the Company, none of whom will receive any additional compensation for such solicitations.  The Company does not currently intend to retain a third party proxy solicitor for the Meeting, but may later elect to do so.  The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the proxy materials to beneficial owners of the shares.

Voting Rights and Votes Required

Holders of shares of AspenBio Pharma, Inc. Common Stock at the close of business on October 5, 2012 (the “Record Date”), are entitled to notice of, and to vote at, the Meeting.  On the Record Date, 7,716,480 shares of Common Stock were outstanding.  Holders of Common Stock are entitled to one vote per share.

The presence, in person or by proxy, of the holders of one-third of the shares of Common Stock outstanding as of the Record Date constitutes a quorum for the transaction of business at the Meeting.  In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Meeting, the Meeting may be adjourned or continued in order to permit further solicitation of proxies.  Abstentions will count towards quorum requirements.

The affirmative vote of a majority of the votes cast (either in person or by proxy) and entitled to vote on the matter is required to approve Proposals One, Two and Three.  A shareholder may:  (1) vote “FOR” each proposal, (2) vote “AGAINST” each proposal, or (3) “ABSTAIN” with respect to any proposal.  Abstentions and broker non-votes will not be taken into account for purposes of determining the outcome of Proposal One or Proposal Two.  Abstentions will not be taken into account for purposes of determining the outcome of Proposal Three.

The proposed corporate actions on which the shareholders are being asked to vote are not corporate actions for which shareholders of a Colorado corporation have the right to dissent under the Colorado Business Corporation Act.

Shares of Common Stock represented by all properly executed proxies received at the Company’s transfer agent by December 10, 2012 will be voted as specified in the proxy.  Unless contrary instructions are indicated on the proxy, the shares of Common Stock represented by such proxy will be voted “FOR” approval of the adoption of the amendment to the Articles of Incorporation to change the Company’s name to Venaxis, Inc., “FOR” approval of the adoption of the amendment to the 2002 Stock Incentive Plan as described herein and “FOR” ratification of GHP Horwath, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.  Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting other than as described herein.  If any other matters are properly brought before this special meeting of shareholders in accordance with the Company’s Bylaws, the executive officers being granted the proxy will have discretion to vote your shares on any such matter properly presented at the meeting.

The giving of the enclosed proxy does not preclude the right to vote in person should the shareholder giving the proxy so desire.  A proxy may be revoked at any time prior to its exercise by (1) providing notice in writing to the Company’s corporate secretary that the proxy is revoked; (2) presenting to the Company a later-dated proxy; or (3) by attending the Meeting and voting in person.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The number of shares of the Company’s Common Stock outstanding at September 30, 2012 was 7,716,480.  The following table sets forth the beneficial ownership of the Company’s Common Stock as of September 30, 2012, by each Company director and each executive officer then serving, by all directors and executive officers as a group, and sets forth the number of shares of Company Common Stock owned by each person who owned of record, or was known to own beneficially, more than 5% of the outstanding shares of Common Stock.  Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.  In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our Common Stock subject to options currently exercisable or exercisable within 60 days after September 30, 2012 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  To the knowledge of the directors and executive officers of the Company, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to all outstanding shares of the Company, other than as set forth below.  Unless otherwise indicated, the address of each individual named below is the address of the company, 1585 South Perry Street, Castle Rock, CO 80104.  All share and stock option holdings, and related exercise prices, have been adjusted to reflect the six-for-one reverse stock split effected by the Company on June 20, 2012.

Beneficial Ownership Table

Name and Address	Number of Shares	Percent

Stephen T. Lundy (1)	20,972	*
Gail S. Schoettler (2)	19,947	*
Daryl J. Faulkner (3)	18,667	*
Douglas I. Hepler (4) (5)	14,712	*
John H. Landon (6)	5,568	*
Michael R. Merson (5) (7)	6,703	*
Gregory Pusey (5) (8)	54,019	*
Mark J. Ratain (5) (9)	5,544	*
David E. Welch (10)	13,335	*
Jeffrey G. McGonegal (11)	35,513	*
Donald R. Hurd (12)	10,000	*

All Officers and Directors as a Group	210,899	2.7%
(12 persons) (13)

Sophrosyne Capital, LLC 156 E. 36th Street 2 Sniffen Court New York, NY 10016 (14)	690,260	8.9%

Perkins Capital Management, Inc.	648,646	8.4%
730 Lake St. E.
Wayzata, MN 55391 (15)

The Peierls Foundation, Inc.	402,508	5.2%
c/o U.S. Trust Company of N.Y.
114 West 47th Street
New York, NY 10036 (16)
____________________
* Holds less than 1%

(1)
Includes 4,000 shares directly owned.  Also includes options to purchase 5,260 shares at $68.40 per share, options to purchase 690 shares at $17.70 per share, options to purchase 3,731 shares at $20.40 per share and options to purchase 7,291 shares at $3.96 per share.  Does not include options to purchase 1,797 shares at $68.40 per share which are scheduled to vest in March 2013, options to purchase 1,383 shares at $17.70 per share which are scheduled to vest in equal installments in January 2013 and January 2014, options to purchase 7,464 shares at $20.40 per share which are scheduled to vest in equal installments in July 2013 and July 2014, and options to purchase 5,209 shares at $3.96 per share which vest monthly in five equal installments beginning on December 31, 2012.

(2)
Includes 3,000 shares directly owned. Also includes options to purchase 3,334 shares at $44.10 per share, options to purchase 1,667 shares at $25.50 per share, options to purchase 3,334 shares at $28.80 per share, options to purchase 1,667 shares at $48.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,667 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,111 shares at $66.00 per share and options to purchase 833 shares at $17.70 per share.  Does not include options to purchase 556 shares at $66.00 per share which vest in January 2013, options to purchase 1,667 shares at $17.70 per share which vest in equal installments in January 2013 and January 2014, and options to purchase 2,500 shares at $4.26 per share which vest in three equal annual installments beginning in April 2013.

(3)
Includes 334 common shares held by the Daryl J. and Terri L Faulkner Family Trust. Also includes options to purchase 15,001 shares at $50.70 per share, options to purchase 2,777 shares at $66.00 per share and options to purchase 555 shares at $17.70 per shares.  Does not include options to purchase 1,390 shares at $66.00 per share which are scheduled to vest in January 2013, options to purchase 1,112 shares at $17.70 per share which are scheduled to vest in equal installments in January 2013 and January 2014, and options to purchase 1,667 shares at $4.26 per share which vest in three equal annual installments beginning in April 2013.

(4)
Includes 300 shares jointly owned with his wife plus 1,077 shares held solely by Dr. Hepler's wife. Dr. Hepler disclaims ownership of the shares held solely by his wife. Also includes options to purchase 3,334 shares at $45.00 per share, options to purchase 1,667 shares at $24.00 per share, options to purchase 1,667 shares at $48.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,667 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,111 shares at $66.00 per share and options to purchase 555 shares at $17.70 per share.  Does not include options to purchase 1,112 shares at $17.70 per share which vest in equal installments in January 2013 and January 2014, and options to purchase 1,667 shares at $4.26 per share which vest in three equal annual installments beginning in April 2013.

(5)
On September 26, 2012, Dr. Hepler, Mr. Merson, Mr. Pusey and Dr. Ratain resigned as directors of the Company.  Such resignations were tendered and accepted in connection with a strategic re-alignment discussed below beginning on page 9, and were also based on time commitment constraints for some of the departing directors. We are currently evaluating potential candidates to add to our board of directors, however, we do intend to retain a smaller-sized board of directors.

(6)
Includes options to purchase 2,235 shares at $177.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,111 shares at $66.00 per share and options to purchase 555 shares at $17.70 per share. Does not include options to purchase 556 shares at $66.00 per share which vest in January 2013, options to purchase 1,112 shares at $17.70 per share which vest in equal installments in January 2013 and January 2014, and options to purchase 1,667 shares at $4.26 per share which vest in three equal annual installments beginning in April 2013.

(7)
Includes 1,180 shares owned directly.  Also includes options to purchase 2,190 shares at $191.40 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,111 shares at $66.00 per share and options to purchase 555 shares at $17.70 per share.  Does not include options to purchase 1,112 shares at $17.70 per share which vest in equal installments in January 2013 and January 2014, and options to purchase 1,667 shares at $4.26 per share which vest in three equal annual installments beginning in April 2013.

(8)
Includes 5,136 shares directly owned by Mr. Pusey. Also includes 2,465 shares held by Mr. Pusey’s wife and his wife's IRA account; however Mr. Pusey disclaims beneficial ownership of these shares. Also includes: (i) 2,015 shares held in Mr. Pusey's IRA account, (ii) 21,704 shares held jointly with his wife and (iii) 476 shares held by Cambridge Holdings Ltd. Mr. Pusey is President, a director and principal shareholder of Cambridge. Further, Mr. Pusey’s beneficial ownership includes options to purchase 3,334 shares at $36.30 per share, options to purchase 8,334 options at $24.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,667 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,111 shares at $66.00 per share, options to purchase 555 shares at $17.70 per share and options to purchase 3,888 shares at $3.96 per share.  Does not include options to purchase 556 shares at $66.00 per share which vest in January 2013, options to purchase 1,112 shares at $17.70 per share which vest in equal installments in January 2013 and January 2014, and options to purchase 2,779 shares at $3.96 per share which vest in five equal monthly installments beginning on December 31, 2012.

(9)
Includes options to purchase 2,211 shares at $183.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,111 shares at $66.00 per share and options to purchase 555 shares at $17.70 per share.  Does not include options to purchase 1,112 shares at $17.70 per share which vest in equal installments in January 2013 and January 2014, and options to purchase 1,667 shares at $4.26 per share which vest in three equal annual installments beginning in April 2013.

(10)
Includes options to purchase 3,334 shares at $22.80 per share, options to purchase 1,667 shares at $24.00 per share, options to purchase 1,667 shares at $48.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,667 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,111 shares at $66.00 per share and options to purchase 555 shares at $17.70 per share.  Does not include options to purchase 556 shares at $66.00 per share which vest in January 2013, options to purchase 1,112 shares at $17.70 per share which vest in equal installments in January 2013 and January 2014, and options to purchase 1,667 shares at $4.26 per share which vest in three equal annual installments beginning in April 2013.

(11)
Includes 13,072 shares held directly and 50 shares owned by his daughter; however Mr. McGonegal disclaims beneficial ownership of the shares owned by his daughter.  Also includes 500 shares held in Mr. McGonegal's IRA account. Also includes options to purchase 2,000 shares at $44.10, options to 4,668 shares at $36.30 per share, options to purchase 3,334 shares at $22.50 per share, options to purchase 1,667 shares at $24.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,334 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,111 shares at $66.00 per share, options to purchase 555 shares at $17.70 per share and options to purchase 3,888 shares at $3.96 per share.  Does not include options to purchase 556 shares at $66.00 per share which vest in January 2013, options to purchase 1,112 shares at $17.70 per share which vest in equal installments in January 2013 and January 2014, and options to purchase 2,779 shares at $3.96 per share which vest in five equal monthly installments beginning on December 31, 2012.

(12)
Consists of options to purchase 10,000 shares at $3.42 per share under a new hire inducement grant outside of the Plan made on May 23, 2012.  Does not include options to purchase 10,000 shares at $3.42 per share which vest monthly in six equal installments beginning in December 2012, and options to purchase 10,000 shares at $2.05 per share which vest 50% in March 2013 and the remaining 50% in six equal monthly installments beginning in April 2013.

(13)	Includes footnotes (1) through (4) and (6) through (12).

(14)
Information is as of October 8, 2012, and is based upon holdings as reported on Schedule 13G filed by the shareholder on October 9, 2012.  Sophrosyne Capital, LLC, has voting power and dispositive power over 690,260 shares of our Common Stock.

(15)
Information is based upon holdings as of June 30, 2012 as reported on Schedule 13G/A filed on July 12, 2012.  Perkins Capital Management, Inc., an investment advisor, has voting power over 556,120 shares and dispositive power over 648,646 shares of our Common Stock.

(16)
Information is based upon holdings as of June 20, 2012 as reported on Schedule 13G/A jointly filed by The Peierls Foundation, Inc., E. Jeffrey Peierls and Brian Peierls on July 5, 2012. Consists of 385,841 shares of our Common Stock and 16,667 shares of our Common Stock which may be purchased upon exercise of warrants.   The warrants may not be exercised if such exercise would result in the holder and affiliates owning greater than 9.99% of our Common Stock.

PROPOSALS TO BE ACTED UPON AT THE SPECIAL MEETING

PROPOSAL ONE – APPROVE AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE THE NAME TO VENAXIS, INC.

Reason for the Change of Corporate Name

On September 19, 2012, the board of directors approved a resolution to amend the Articles of Incorporation, as amended, of the Company to change the name of the Company to Venaxis, Inc.  The Board of Directors believes it is in the best interest of the Company to change the corporate name and recommends approval of the name change by the shareholders.

Over the past year, the Company has undergone, and continues to undergo, a corporate re-alignment to refocus the activities and resources of the Company on the pursuit of receipt of regulatory clearance for and commercialization of the Company’s blood-based diagnostic test to aid emergency room physicians and other practitioners in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  Prior to this re-alignment, the Company was primarily a research and development company focused on developing diagnostic tests and products in human appendicitis and animal health fertility drug fields.

The request for the shareholder approval of the name change (Proposal One) and for the addition of 1,200,000 shares to the Company’s equity incentive plan (Proposal Two), along with the determination to make the engagement awards described beginning on page 12 below, are all part of such strategic reorganization and re-alignment of the Company that began in mid-2011 with the product development efforts to convert AppyScore™ to a multi-marker diagnostic test, and continued with financing transactions in December 2011 ($1,600,000 in gross proceeds to the Company) and June 2012 ($12,200,000 in gross proceeds to the Company), designed to raise funds to finance product development completion work, clinical trial and regulatory authorizations to market for our blood-based appendicitis test.  We further continued this corporate re-alignment with the recent consummation of the transaction to exclusively license the Company’s animal health assets to a third party.  This transaction provides the Company with the potential for additional milestone and royalty income from its animal health assets while allowing the Company to focus its resources on its appendicitis test product development efforts.  These activities have served as the cornerstone of our efforts to refocus the Company’s efforts and activities on the commercialization and manufacture of its human, blood-based appendicitis test.

As part of such Company re-organization, we also evaluated the alignment with the Company’s current business focus with the qualifications, skills and experience of the members of our Board of Directors, as well as assessing the impact of their other professional responsibilities and activities. On September 26, 2012, three non-employee directors, Dr. Doug Hepler, Mr. Michael Merson, and Dr. Mark Ratain, resigned from the Board of Directors as part of such re-alignment and because of time constraints imposed by their other professional activities.  In addition, one of our employee directors, Mr. Greg Pusey, resigned as a member of the Board of Directors.  Mr. Pusey remains with the Company in his role as Vice President.  The Company is currently actively engaged in a process to identify and recruit additional non-employee directors, but intends to retain a smaller sized Board.

We believe the name AspenBio Pharma no longer provides an accurate representation of our business focus and future growth plans. The name is regional in nature, thereby somewhat limiting in terms of international brand presence.  It also refers to the legacy animal health “pharma” activities that are no longer core to our business.

Venaxis carries new meaning that is relevant to the Company’s focus.  The name is a combination of “Vena” and “Axis.” Vena is Latin for vein and reflects our lead product candidate, which is a blood-based in vitro diagnostic test currently in development. Axis brings the idea of a central or principal structure to lend the proposed Company name strength and agility.

Effects of the Corporate Name Change

If the name change amendment is approved by shareholders, the name change will be effective when Restated Articles of Incorporation, including the amendment to Article 1 set forth in Appendix A is filed with the Secretary of State of the State of Colorado.  We do not anticipate any change to “APPY,” the Company’s NASDAQ trading symbol.

If the name change is approved there will be no changes to the rights of our shareholders.  The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for shareholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change.  Uncertificated shares currently held in direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name Venaxis, Inc.

If the name change is not approved by shareholders, the proposed amendment to the Company’s Articles of Incorporation, as amended will not be made.

Vote required and recommendation

Proposal One requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present in person or by proxy at the Meeting.

The Board of Directors recommends that shareholders vote “FOR” the adoption of the amendment to Article 1 of the Articles of Incorporation, as amended of AspenBio Pharma, Inc. to change the Company’s name to Venaxis, Inc.  Unless otherwise specified, the enclosed proxy will be voted “FOR” approval of Proposal No. 1.

PROPOSAL TWO – ADOPTION OF AMENDMENT TO THE 2002 INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR FUTURE AWARDS

 Reasons for the Requested Amendment to the Plan

The sole equity incentive plan used for plan-based awards for officers, other employees, consultants, advisors and non-employee directors is the Company’s 2002 Stock Incentive Plan, as amended (the “Plan”).  The Plan was originally adopted by the Board of Directors on April 3, 2002, was amended and restated on June 1, 2007 and further amended on June 9, 2008, November 20, 2009, November 22, 2010, July 8, 2011 and May 22, 2012, primarily to increase the number of shares available for awards under the Plan.  As of the date of this Proxy Statement, a maximum of 287,205 shares of Common Stock are reserved for issuance under the Plan of which only 19,018 shares remain available for future awards (each on a reverse stock split adjusted basis).  The awards that can be made under the Plan are stock options and “Rights to Purchase” restricted shares.

On September 19, 2012, the Board of Directors adopted an amendment to the Plan to increase the total shares reserved under the Plan by 1,200,000 shares from 287,205 to 1,487,205 shares (the “Amendment”).  The Amendment is subject to shareholder approval.  The Amendment is being submitted to shareholders for such approval at the Meeting.

The Board of Directors believes that increasing the number of shares available for the issuance of awards under the Plan is necessary and appropriate to permit the Company to continue to grant officers, other employees, non-employee directors, consultants and advisors equity-based incentives and equity-based compensation.  The Board of Directors is seeking shareholder approval to add 1,200,000 shares to the Plan because of:

•	the timeline before the Company will evolve from primarily product development activities to producing revenues from product sales;

•	the desire to preserve cash for product development, clinical trial and regulatory approval efforts for the Company’s AppyScore product candidate;

•
the Board of Directors’ belief that the Company needs to provide incentive, equity-based compensation to executive officers, other employees, consultants and advisors to incentivize such persons to achieve the Company’s product development and commercialization milestones;

•
due to the impact of the reverse stock split transactions, the lack of adequate shares available under the Plan to allow the Board of Directors to make future equity-based incentive awards; as of the date of this Proxy Statement, only 19,018 shares are available for future awards under the Plan;

•
the need to compensate non-employee directors for service to the Company while preserving cash as much as possible (continuing to pay below-market cash compensation while continuing to align the interests of the non-employee directors with shareholders); and

•	the need to closely re-align the interests of management, directors, employees and consultants with those of shareholders.

Due to the prolonged product development and approval timeline that the Company has encountered, the Company has not yet been able to achieve regulatory approval for its principal product, AppyScore, and has experienced significant declines in its stock price over the past few years.  In order to maintain compliance with the applicable Nasdaq listing standards, the Company has effected two shareholder-approved reverse stock split transactions, one on July 28, 2011, and the second on June 20, 2012, in conjunction with a common stock financing transaction.  The stock price decline and the impact of the reverse split transactions have negatively affected the incentive and compensatory nature of stock options previously granted to executive officers, other employees and non-employee directors – over 95% of all currently outstanding stock option awards are significantly “out-of-the money” and do not provide the desired incentive and compensation objectives.

As of the Record Date, stock options to acquire 268,187 shares are outstanding with exercise prices ranging from $2.05 per share to $261.60 per share.  On October 8, 2012, the closing stock price was $2.04 per share.  It is likely that only a very few of these existing outstanding stock options awarded will become “in-the-money” and be exercised by the holders of such stock options.  The stock options have been awarded over time to executive officers, other employees, consultants and advisors to the Company as incentive-based equity awards, designed to incentivize such option holders to achieve designated Company goals, to non-employee directors as compensatory options, in lieu of paying cash compensation commensurate with that paid at similarly situated companies, to help preserve cash for product development efforts, and to align the interests of all of these stakeholders with the shareholders.  However, the decline in the Company’s stock price over the last few years, coupled with the necessity to effect two reverse stock splits to maintain our Common Stock on the Nasdaq stock market, have had a negative impact on the incentive and compensatory value of such outstanding stock options to the Company and to the optionholders.

The Board of Directors believes it is vital to provide new incentive and compensatory equity-based equity awards to current option holders, most particularly to management and directors for retentive, compensatory and incentive reasons.  There are not a sufficient number of shares available for such awards under the Plan, which has led the Board of Directors to seek shareholder approval of the Amendment.  We believe that if the Amendment is not approved it may be difficult to retain management employees and non-employee directors for the next crucial period for the Company.

If the Amendment to the Plan to add the requested shares is approved by the shareholders at the Meeting, the Board of Directors intends to use such additional shares to:  (1) grant incentive stock option awards to executive officers and other employees as “engagement awards” at an amount equal to two times outstanding equity awards held by each such person to incentivize such officers and other employees to achieve the development, clinical trial and regulatory work necessary to seek approval for the commercialization of the Company’s lead product, AppyScore; (2) grant compensatory stock option awards to each non-employee director continuing in office in an amount equal to two times the outstanding equity awards held by each such non-employee director; and (3) have in reserve sufficient number of shares under the Plan to make stock option awards to eligible persons in 2013.  As noted above, on September 26, 2012 three of our non-employee directors resigned from the Board of Directors.  The engagement grant described above will not include awards to these former directors, but their respective stock option awards granted prior to the date of this Proxy Statement vested in full as of the date of such resignations and, for existing stock options with an exercise price below $55.00 per share, may be exercised by each of the departed non-employee directors for the full term of the respective stock options.

We are not asking shareholders to approve any specific equity awards under the Plan.

The Compensation Committee began to evaluate the status of the Company’s equity-based compensation in May 2012.  The Committee considered the possibility of a shareholder approved stock option exchange program, but after analysis, the Committee and the Board of Directors determined not to proceed with that alternative.  In July 2012, the Compensation Committee engaged Mercer compensation consultants to assist the Committee in its evaluation of the Company’s equity-based compensation.  The Committee met with Mercer representatives and sought advice from them, in their capacity as an independent compensation consultant, in developing this engagement award program.  Mercer has provided the Committee with its support of the proposed plan.  The Committee expects that the engagement stock option awards will result in the granting of stock options to purchase an aggregate of 451,066 shares with an exercise price equal to the closing sale price of the Common Stock on the date of grant.  For such engagement awards, made to executive officers, employees and non-employee directors, the stock options will vest and become exercisable on the first anniversary of the date of grant.  If the shareholders approve the Amendment, the Board of Directors intends to make the engagement awards shortly after the Meeting.

The following table sets forth the number of stock options the Board of Directors intends to grant to the non-employee directors continuing in office and the executive officers listed as engagement awards if the shareholders approve the proposed Amendment to the Plan:

Name	Number of Underlying Shares (#)
Gail S. Schoettler	43,340
Daryl J. Faulkner	45,004
John H. Landon	17,806
David E. Welch	33,340
Stephen T. Lundy	99,336
Donald R. Hurd	40,000
Jeffrey G. McGonegal	52,676
Gregory Pusey	53,340
Total:	384,842

The Committee has also retained Mercer to assist it in the determinations to be made with respect to 2013 annual stock option awards, to advise with respect to the development of an updated equity incentive program while keeping the number of stock options issued annually at a competitive level within the Company’s industry.  Based on the decisions made, with such input from an independent compensation consultant, of the number of awards to be made in the 2013 annual awards process, we believe the number of shares requested under this proposed amendment will be sufficient to allow the Board of Directors to make annual and recruitment and inducement equity incentive awards in 2013 for non-employee directors, executive officers, other employees and consultants.  The Company may need to seek approval for additional shares for future awards under the Plan for 2014 and beyond.

 Description of the Plan

As of October 5, 2012, there are approximately 19,018 shares available for future awards under the Plan, which number would increase to approximately 1,219,018 if the Amendment is approved.  If the shareholders do not approve the Amendment, the number of shares reserved under the Plan will remain the same, and there will not be a sufficient number of shares available under the Plan to permit the Company to effectively utilize the Plan through the remainder of 2012 and beyond.

The Plan provides the Committee with the authority to award:  (i) options intended to qualify as “incentive stock options” (“Incentive Options”) under Section 422 of the Code; (ii) non-incentive stock options which are not intended to qualify as Incentive Options (“Non-Qualified Options”); and (iii) shares issuable under a “Right to Purchase.”

The Plan is intended to provide incentives to officers, directors, employees and other persons, including consultants and advisers, who contribute to the success of the Company by offering them the opportunity to acquire an ownership interest in it.  The Board of Directors believes that this also helps align the interests of the Company’s management and employees with the interests of shareholders.  The terms of the Plan concerning the Incentive Options and Non-Qualified Options are substantially the same except that only employees of the Company are eligible to receive Incentive Options; employees and other persons are eligible to receive Non-Qualified Options, and Incentive Options are subject to certain restrictions and limitations in compliance with Section 422 of the Code.  The number of shares reserved for issuance under the Plan is a maximum aggregate so that the number of Incentive Options and/or Non-Qualified Options that may be granted reduces the number of Rights to Purchase which may be granted, and vice versa.

The following table sets forth summary information as to unexercised stock options granted under the Plan as of September 30, 2012.

Name/Group	Number of Options
Stephen T. Lundy, Chief Executive Officer and President	32,825

Jeffrey McGonegal – Chief Financial Officer and Secretary	26,338

Current Other Executives as a Group	44,341

Non-Employee Director Group	104,152

Non-Executive Employees and Consultants Group	40,702

The following table gives information about the Company's Common Stock that may be issued upon the exercise of outstanding options and rights under the Plan as of September 30, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance

Equity compensation plans approved
by security holders	268,187	$39.09	19,018
Equity compensation plans not
approved by security holders	—	$—	—

Total	268,187	$39.09	19,018

Administration of the Plan

The Plan is administered by a Committee, which may consist of either (i) a committee, composed of at least two non-employee directors, appointed by the Company’s Board of Directors, or (ii) if no committee has been appointed, the Company’s Board of Directors (the “Committee”).  Currently the Compensation Committee serves as the Committee administering the Plan, however, awards made under the Plan to executive officers are approved by the full Board of Directors.

In addition to determining who will be granted options or Rights to Purchase, the Committee has the authority and discretion to determine when options and Rights to Purchase will be granted and the number of options and Rights to Purchase to be granted.  The Committee also may determine a vesting and/or forfeiture schedule for Rights to Purchase and/or Options granted, the time or times when each option becomes exercisable, the duration of the exercise period for options and the form or forms of the agreements, certificates or other instruments evidencing grants made under the Plan.  The Committee may determine the purchase price of the shares of Common Stock covered by each option and determine the Fair Market Value per share.  The Committee also may impose additional conditions or restrictions not inconsistent with the provisions of the Plan.  The Committee may adopt, amend and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan.

The Committee also has the power to interpret the Plan and the provisions in the instruments evidencing grants made under it, and is empowered to make all other determinations deemed necessary or advisable for the administration of it.

Prohibition against repricing Options without shareholder approval

On September 18, 2009, our Board of Directors adopted an administrative amendment to the Plan to ensure that the Plan is consistent with our corporate governance policies and practices, and the rules of NASDAQ Listing Rules governing stock incentive plans.  Under this administrative amendment, the Company removed the explicit authority of the Committee under the Plan to grant options in exchange for cancellation and termination of a previously granted option, and added a provision to expressly prohibit the Committee from reducing the exercise price of any outstanding options (repricing) without first receiving the approval of such repricing from the shareholders.

Eligibility

Participants in the Plan may be selected by the Committee from employees, officers and directors of, and consultants and advisors to, the Company and its subsidiaries and affiliated companies, if any.  The Committee may take into account the duties of persons selected, their present and potential contributions to the success of the Company and such other considerations as the Committee deems relevant to the purposes of the Plan.

The grant of options or Rights to Purchase under the Plan does not confer any rights with respect to continuation of employment, and does not interfere with the right of the recipient or the Company to terminate the recipient’s employment, although a specific grant of options or Rights to Purchase may provide that termination of employment or cessation of service as an employee, officer, director, or consultant may result in forfeiture or cancellation of all or a portion of the Rights to Purchase, the underlying restricted stock, or options.

Adjustment

In the event a change, such as a stock split, is made in the Company’s capitalization which results in an exchange or other adjustment of each share of Common Stock for or into a greater or lesser number of shares, appropriate adjustments will be made to unvested Rights to Purchase, and in the exercise price and in the number of shares subject to each outstanding option.  The Committee also may make provisions for adjusting the number of Rights to Purchase or underlying outstanding options in the event the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of the Company’s outstanding Common Stock.  Options and Rights to Purchase may provide that in the event of the dissolution or liquidation of the Company, a corporate separation or division or the merger or consolidation of the Company, the holder may exercise the option on such terms as it may have been exercised immediately prior to such dissolution, corporate separation or division or merger or consolidation; or in the alternative, the Committee may take no action and provide that each option granted under the Plan shall terminate as of a date fixed by the Committee.

Income tax consequences of the Plan

The Incentive Options issuable under the Plan are structured to qualify for favorable tax treatment to recipients provided by Section 422 of the Code.  Pursuant to Section 422 of the Code, an option holder (collectively, “Optionees”) will not be subject to federal income tax at the time of the grant or at the time of exercise of an Incentive Option.  In addition, provided that the stock underlying the Incentive Option is not sold within two years after the grant of the Incentive Option and is not sold within one year after the exercise of the Incentive Option, then the difference between the exercise price and the sales price will be treated as long-term capital gain or loss.  An Optionee also may be subject to the alternative minimum tax upon exercise of his options.  The Company will not be entitled to receive any income tax deductions with respect to the granting or exercise of Incentive Options or the sale of the Common Stock underlying the Incentive Options.  The exercise price of Incentive Options granted cannot be less than the fair market value of the underlying Common Stock on the date the options were granted.  In addition, the aggregate fair market value (determined as of the date an Incentive Option is granted) of the Common Stock underlying the options granted to a single employee which become exercisable in any single calendar year may not exceed the maximum permitted by the Internal Revenue Code for Incentive Options.  This amount currently is $100,000.  No Incentive Option may be granted to an employee who, at the time the option would be granted, owns more than ten percent of the outstanding stock of the Company unless the exercise price of the Incentive Option granted to the employee is at least 110 percent of the fair market value of the stock subject to the Incentive Option and the Incentive Option is not exercisable more than five years from the date of grant.

Non-Qualified Options do not qualify for the special tax benefits given to Incentive Options under Section 422 of the Code.  An Optionee does not recognize any taxable income at the time he or she is granted a Non-Qualified Option.  However, upon exercise of the option, the Optionee recognizes ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price.  The ordinary income recognized by the Optionee will be treated as wages and will be subject to income tax withholding by the Company.  Upon an Optionee’s sale of shares acquired pursuant to the exercise of a Non-Qualified Option, any difference between the sale price and the fair market value of the shares on the date when the option was exercised will be treated as long-term or short-term capital gain or loss.  Upon an Optionee’s exercise of a Non-Qualified Option, the Company will be entitled to a tax deduction in the amount recognized as ordinary income to the Optionee provided that the Company effects withholding with the respect to the deemed compensation.

With respect to Rights to Purchase, generally, a grantee will recognize as ordinary income the fair market value of the restricted stock received upon purchasing the shares to the extent the Fair Market Value exceeds the purchase price.

Other provisions

The exercise price of an option may be paid in cash, in shares of our Common Stock or other property having a fair market value equal to the exercise price of the option, or in a combination of cash, shares and property.  The Committee shall determine whether or not property other than cash or Common Stock may be used to purchase the shares underlying an option and shall determine the value of the property received.

The authorization and subsequent issuance of additional shares of Common Stock upon the exercise of the options granted under the Plan may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock.  The actual effect on the holders of Common Stock cannot be ascertained until the shares of Common Stock are issued in the future.  However, such effects might include dilution of the voting power and reduction of amounts available on liquidation on a per-shareholder basis.

Vote required and recommendation

Proposal Two requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present in person or by proxy at the Meeting.

The Board of Directors recommends that shareholders vote “FOR” the adoption of the Amendment to the Plan, as it provides a means of provided needed incentive compensation to executive officers, non-employee directors, other employees and other advisors and consultants of the Company without utilizing the Company’s cash resources.  The Amendment is set forth as Appendix B to this Proxy Statement.  If approved, we will incorporate the Amendment into the Plan.  Moreover, as discussed previously, the Board of Directors believes that having additional shares available for the issuance of awards under the Plan will help to re-align the interests of the Company’s executive officers, directors, other employees, consultants and advisors who receive awards utilizing the additional shares made available by the Amendment with the interests of the Company’s shareholders.  In addition, the Board of Directors believes that having additional shares available for future issuance under the Plan will help provide a further incentive for those persons to put forth maximum efforts for the Company’s success in order to maximize the value of the compensation provided to them through awards under the Plan.  If the Amendment is not approved, the Company will not have sufficient shares available under the Plan to make annual or other equity-based awards, which could have a material adverse impact on the Company’s ability to retain and recruit executive officers and directors.  Unless otherwise specified, the enclosed proxy will be voted “FOR” approval of Proposal No. 2.

 PROPOSAL THREE - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

               General

On May 22, 2012, our Board of Directors unanimously approved the Audit Committee’s recommendation to appoint GHP Horwath, P.C. (“GHP”) as our independent registered public accounting firm for the fiscal year ending December 30, 2012.  On September 19, 2012, the Board of Directors directed that we submit the selection of GHP for ratification by our shareholders at the Meeting.  Although the Company is not required to submit the selection of independent registered public accountants for shareholder approval, if the shareholders do not ratify this selection, the Board of Directors may reconsider its selection of GHP.  The Board considers GHP to be well qualified to serve as the independent auditors for the Company, however, even if the selection is ratified, the Board of Directors may direct the appointment of a different independent registered public accounting firm at any time during the current or subsequent fiscal year if the Audit Committee and Board of Directors determine that the change would be in the Company’s best interests.

The Audit Committee selected the independent accounting firm of GHP Horwath, P.C. (“GHP”) with respect to the audit of our financial statements for the year ended December 31, 2011.  GHP has again been recommended by the Audit Committee to be the Company's independent registered public accounting firm for the fiscal year ending December 30, 2012.  The Board of Directors approved this recommendation and directed that the selection of GHP be submitted to the shareholders for ratification.  A representative of GHP is expected to be present at the Meeting.

During the years ended December 31, 2011 and 2010, we retained GHP to provide services. Aggregate fees were billed or expected to be billed in the following categories and amounts:

	2011	2010

Audit Fees	$81,000	$106,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Audit fees in 2011 relate to the financial statement audits and the quarterly reviews and assistance with the filing of Form S-3 and Form S-8 in 2011. Audit fees in 2010 relate to the financial statement audits and the audit of internal controls over financial reporting, the quarterly reviews and assistance with the filing of Form S-3 in 2010.

Our principal accountant (through its full time employees) performed all work regarding the audit of our financial statements for the most recent fiscal year.

The Company’s audit committee currently has a policy in place that requires its review and pre-approval of all audit and permissible non-audit services provided by its independent auditors. These services requiring pre-approval by the audit committee may include audit services, audit related services, tax services and other services.  All of the services performed by the independent registered public accounting firm were approved by the Company’s audit committee and prior to performance. The audit committee has determined that the payments made to its independent accountants for these services are compatible with maintaining such auditors’ independence.

Vote required and recommendation

Proposal Three requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote at the Meeting.

The Board of Directors recommends a vote “FOR” Proposal Three.  Unless otherwise specified, the enclosed proxy will be voted “FOR” the ratification of GHP Horwath, P.C. as our independent registered accounting firm for the fiscal year ending December 31, 2012.

EXECUTIVE COMPENSATION

Explanatory Note

At the Meeting, we are asking shareholders to approve an amendment to the 2002 Stock Incentive Plan, as amended, to increase the number of shares available for awards under such Plan.  Therefore, we are including disclosure regarding our executive compensation for the immediately preceding fiscal year (2011) in accordance with the disclosure requirements of the U.S. Securities and Exchange Commission.  We have not updated the following disclosure for the 2012 fiscal year, which is not yet completed, except that the number of shares of our Common Stock held directly or subject to equity awards, and the related exercise price for stock options, have been adjusted to reflect the six-for-one reverse stock split effected on June 20, 2012.

 Compensation Discussion and Analysis

This section describes our compensation program for our named executive officers (“NEOs”) during the fiscal year ended December 31, 2011.  The following discussion focuses on our compensation program and compensation-related decisions for fiscal year 2011 and also addresses why we believe our compensation program is appropriate for the Company.

Compensation philosophy and overall objectives of executive compensation programs

It is our philosophy to link executive compensation to corporate performance and to create incentives for management to enhance our value.  The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

•	provide a competitive total executive compensation package that enables us to attract, motivate and retain key executives;

•	integrate the compensation arrangements with our annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives; and

•	provide variable compensation opportunities that are directly linked with our financial and strategic performance.

Procedures for determining compensation

Our Compensation Committee has the overall responsibility for designing and evaluating the salaries, incentive plan compensation, policies and programs for our NEOs.  The Compensation Committee relies on input from our Chief Executive Officer regarding the NEOs (other than himself), and on an analysis of our corporate performance.  With respect to the compensation for the Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer’s performance and sets his compensation.  With respect to our corporate performance as a factor for compensation decisions, the Compensation Committee considers, among other aspects, our long-term and short-term strategic goals and development goals.

Our Chief Executive Officer plays a significant role in the compensation-setting process of the other NEOs and makes recommendations to the Compensation Committee concerning performance objectives and salary and bonus levels for the other NEOs.  The Compensation Committee, at least annually, then discusses the recommendations with the Chief Executive Officer.  The Compensation Committee may, in its sole discretion, approve, in whole or in part, the recommendations of the Chief Executive Officer.  The Compensation Committee makes recommendations to the full Board of Directors for their final approval regarding the overall compensation structure for the NEOs.  In fiscal year 2011, the Compensation Committee and the Board approved the Chief Executive Officer’s recommendations for salary and bonus with respect to each of the other NEOs.

In determining the adjustments to the compensation of our NEOs, we participated in the Radford Global Life Sciences Survey of compensation.  Information obtained from this survey was used in summary form for informational purposes for our compensation considerations.  We do not use such information or other information to benchmark the compensation of our NEOs.  Our Compensation Committee also relied on their experience with other public companies, and the Radford compensation data and those experiences informed and guided our compensation decisions for fiscal 2011.

As a smaller reporting company, the Company was not required to seek shareholder approval of the compensation of its NEO’s at the annual meetings of shareholders held in 2011 and 2012.  The Company is not seeking shareholder approval of the compensation of the NEOs at this Meeting.

Elements of compensation

The compensation of our NEOs consists primarily of four major components:

•	base salary;

•	annual incentive awards;

•	long-term equity awards; and

•	other benefits.

Base salary

The base salary of each of our NEOs is determined based on an evaluation of the responsibilities of that particular position, each NEO’s historical salary earned in similar management positions with the Company or other companies, and the Radford compensation data described above. A significant portion of each NEO’s total compensation is in the form of base salary. The salary component is designed to provide the NEOs with consistent income and to attract and retain talented and experienced executives capable of managing our operations and strategic growth. Annually, the performance of each NEO is reviewed by the Compensation Committee using information and evaluations provided by the Chief Executive Officer with respect to the other NEOs and its own assessment of the Chief Executive Officer, taking into account our operating and financial results for the year, a subjective assessment of the contribution of each NEO to such results, the achievement of our strategic growth and any changes in our NEOs’ roles and responsibilities.  Base salary for Mr. McGonegal was increased in 2011 to $225,000 per year as provided under the terms of his employment agreement.

Annual incentive plan

The NEOs participated in the Company’s annual incentive plan for senior management (the “Incentive Plan”) for 2011. Under the Incentive Plan, management of the Company develops annual corporate goals and milestone objectives that are then approved by the Compensation Committee and the Board. The Incentive Plan is designed to recognize and reward our employees, including the NEOs, for contributing towards the achievement of our annual corporate business plan. These annual incentive awards are designed to reward near-term operating performance and the achievement of milestones critical to the Company’s success in both the near and the long-term. The Compensation Committee believes the Incentive Plan serves as a valuable short-term incentive program for providing cash bonus opportunities for our employees upon achievement of targeted operating results. The 2011 Incentive Plan was 50% weighted on goals related to advancement of development activities surrounding our appendicitis product, with the balance weighted between animal health advances, fund raising and additional public company considerations. Specifically, the Incentive Plan goals were:

•
Advances on AppyScore developments including completion of pre-clinical Phase I study, successful communication with FDA, start pivotal trial, publishing additional marker discovery work, obtain CE Mark certification, and obtain ISO certification (50% of total);

•	Complete a strategic animal health business transaction (10% of total); and

•	Achieve specified investor relations, public company and fund raising goals (40% of total).

For fiscal 2011, based on the financial position of the Company and the recent corporate restructuring, it was determined that determined that no bonuses would be awarded or paid, regardless of the achievement of corporate or individual objectives.

Long-term equity awards

The Compensation Committee believes that it is essential to align the interests of the NEOs with the interests of our shareholders, and believes the best way to accomplish this alignment is through awards of long-term, equity-based compensation. The Compensation Committee has also identified the need to recruit and retain experienced, high performing executives, and equity-based awards assist in such recruitment and retention. Such awards are made under the AspenBio Pharma Amended and Restated 2002 Stock Incentive Plan, as amended (the “Plan”).

The Company has granted stock options as incentive stock options in accordance with Section 422 of the Code, subject to the volume limitations contained in the Code, as well as non-qualified stock options. Generally, for stock options that do not qualify as incentive stock options, the Company is entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value, at the time of exercise, of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, the Company does not receive a tax deduction, and the holder of the stock option may receive more favorable tax treatment than he or she would for a non-qualified stock option. Historically, the Company has primarily granted incentive stock options to provide these potential tax benefits to its executives and because of the limited expected benefits to the Company of the potential tax deductions as a result of its historical net losses.

The Board of Directors made annual stock option awards to the NEOs in January 2011.  The NEO annual awards for stock options, other than the Chief Executive Officer, are generally awarded at the same level for each NEO and have been based upon the same annual award levels as used for the grants to non-employee directors. The stock options generally have a term of ten years and are subject to time-based vesting over three years. In addition, for certain NEOs, performance-based vesting tied to achievement of specific corporate goals is used to provide additional incentives to tie compensation more closely to the defined needs of the Company. In July 2011 stock options were awarded to Mr. Lundy and Mr. Bennett, in addition to the stock options issue in January 2011, as retention awards and have a term of ten years and are subject to time-based vesting over three years.

The Company has adopted a Change in Control policy for the Plan. A “Change in Control” is defined under the Plan as (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of the beneficial ownership of more than fifty percent of the outstanding securities of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, (iii) the sale or transfer or other disposition of all or substantially all of the assets of the Company, (iv) the complete liquidation or dissolution of the Company or (v) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent of the total combined voting power of the Company’s outstanding securities are transferred. Under the adopted policy, in the event of a Change in Control, all outstanding unvested stock option and rights granted under the Plan and held by Directors and NEOs will fully vest. The Board believes that this acceleration of vesting of outstanding awards provides the executives at risk for job loss in any Change of Control with certainty as to the impact of the Change in Control on such long-term compensation.

The Compensation Committee periodically reviews long-term incentives to assure that our executive officers and other key employees are appropriately motivated and rewarded in a way that is aligned with our long-term financial results.

Other benefits

Perquisites and other benefits - We offer our NEOs modest perquisites and other personal benefits that we believe are reasonable and in our best interest and generally in line with benefits we offer to all of our employees. See “Executive Compensation— Summary compensation table.”

Severance benefits - We have entered into employment agreements with each NEO. These agreements provide our NEOs with certain severance benefits in the event of involuntary termination. See “Executive Compensation — Employment agreements and post-employment benefits.”

Pension benefits - The Company has no defined benefit plans, supplemental executive retirement plans or actuarial plans.

Nonqualified defined contribution and other deferred compensation plans - The Company does not have a defined contribution plan and has not contributed to a deferred compensation plan.

Summary Compensation Table

This table provides disclosure, for fiscal years 2011 and 2010 for the Named Executive Officers, who are (1) any individual serving in the office of Chief Executive Officer (CEO) during any part of 2011 and (2) the Company’s two most highly compensated officers, other than the CEO, who were serving in such capacity on December 31, 2011.

Named Executive Officer and Principal Position	Year	Salary ($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation (5)($)	All Other Compensation ($)	Total ($)

Stephen T. Lundy, Chief	2011	275,000	268,308	-	34,209	577,517
Executive Officer and	2010	212,596	726,400	42,100	16,963	998,059
President (1)

Jeffrey G. McGonegal, Chief	2011	225,000	24,390	-	20,758	270,148
Financial Officer (2)	2010	200,000	88,300	35,000	19,722	343,022

Erik S. Miller, Vice President	2011	225,000	107,420	-	30,894	363,314
Marketing and Business
Development (3)

(1)
Stephen T. Lundy joined the Company in 2010 as Chief Executive Officer and President with an annual salary of $275,000. Mr. Lundy also serves as a director of the Company; he does not receive additional compensation for serving in such role. Amounts included in “All Other Compensation” include: temporary living and travel accommodations he was provided at a total cost of $18,914 and $7,024 in 2011 and 2010, respectively, and coverage under the Company’s group medical plan at a total cost of $15,296 and $9,939 in 2011 and 2010, respectively.

(2)
Mr. McGonegal’s base compensation was adjusted to $225,000 effective January 1, 2011, as provided for under the terms of his employment agreement. The amount included in “All Other Compensation” includes the amount paid on his behalf for group medical benefits.

(3)
Mr. Miller joined the Company on January 17, 2011 as Vice President, Marketing and Business Development. Prior to joining the Company he served as a consultant to the Company. Amounts included in “All Other Compensation” include: temporary living and travel accommodations he was provided at a total cost of $11,694 in 2011, coverage under the Company’s group medical plan at a total cost of $7,700 in 2011 and consulting payments made prior to employment of $11,500 in 2011. On May 11, 2012, Mr. Miller resigned.

(4)
The “Option Awards” columns reflect the grant date fair value for all stock option awards granted under the Plan during 2010 and 2011. These amounts are determined in accordance with FASB Accounting Standards Codification 718 (previously known as Statement of Financial Accounting Standards No. 123(R)) (ASC 718), without regard to any estimate of forfeiture for service vesting.  Assumptions used in the calculation of the amounts in these columns for 2010 and 2011 are included in footnotes 1 and 7 to the Company’s audited financial statements for the fiscal year ended December 31, 2011.

(5)
The “Non-Equity Incentive Plan Compensation” column reflects the annual cash bonuses earned under the Incentive Plan. The bonus amounts listed were earned for the fiscal year reported, but paid in the subsequent year.

Outstanding Equity Awards at Fiscal Year End

	Option Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date

Stephen T. Lundy (2)	7,779	5,555	-	68.40	3-24-2020
	-	3,000	-	17.70	1-5-2021
	-	13,334	-	20.40	7-8-2021

Jeffrey G. McGonegal (3)	2,000	-	-	44.10	6-17-2013
	4,667	-	-	36.30	1-19-2014
	3,334	-	-	22.50	8-24-2014
	1,667	-	-	24.00	3-24-2015
	1,667	-	-	88.80	1-24-2017
	1,334	-	-	198.90	1-17-2018
	1,112	555	-	39.90	1-27-2019
	556	1,111	-	66.00	1-19-2020
	-	1,667	-	17.70	1-5-2021

Erik S. Miller (4)	-	6,667	-	19.50	1-17-2021

(1)	As adjusted to reflect the six-for-one reverse stock split effected on June 20, 2012.
(2)
Includes options to purchase:  13,334 shares at $68.40 per share granted on March 24, 2010; 3,000 shares at $17.70 per share granted on January 5, 2011; and 13,334 shares at $20.40 per share granted on July 8, 2011. All options are scheduled to vest 33% on the first and second anniversaries and 34% on the third anniversary of the grant date with the exception of 3,334 shares underlying the March 24, 2010 options, which vested early based upon their terms upon the completion of a May 2010 capital raising transaction.

(3)
Includes options to purchase:  2,000 shares at $44.10 per share granted on June 17, 2003; 4,667 shares at $36.30 per share granted January 19, 2004; 3,334 shares at $22.50 per share granted August 24, 2004; 1,667 shares at $24.00 per share granted March 24, 2005; 1,667 shares at $88.80 per share granted January 24, 2007; 1,334 shares at $198.90 per share granted January 17, 2008; 1,667 shares at $39.90 per share granted on January 27, 2009; 1,667 shares at $ 66.00 per share granted on January 19, 2010; and 1,667 shares at $17.70 per share granted on January 5, 2011.  All options are scheduled to vest 33% on the first and second anniversaries and 34% on the third anniversary of the grant date with the exception of the stock options granted March 24, 2005, which were fully vested at grant date.

(4)
Included options to purchase 6,667 shares at $3.25 per share granted on January 17, 2011, and which were scheduled to vest 33% on the first and second anniversaries and 34% on the third anniversary of the grant date.  Mr. Miller resigned on May 11, 2012; his right to exercise the 2,223 vested options expired on August 9, 2012.

Options Exercised and Stock Vested

During the year ended December 31, 2011, none of the Named Executive Officers exercised stock options or had any stock awards vest.

Employment Agreements and Post-Employment Benefits

The Company has entered into employment agreements with, and provides post-employment benefits to, its NEOs as follows:

Chief Executive Officer - On March 24, 2010, we entered into an employment agreement with Mr. Lundy for a one-year term which automatically renews each anniversary thereafter (unless terminated by either party as provided in the agreement). The agreement provides in the event that the agreement is terminated by the Company for other than cause, or if terminated by the Executive in the event of a change in control, severance payments based upon Mr. Lundy’s salary will be made for twelve months. In the event of death or disability, severance payments based upon Mr. Lundy’s salary will be made for three months.

Chief Financial Officer - On February 2, 2009, we entered into an employment agreement with Mr. McGonegal for a one-year term which automatically renews each anniversary thereafter (unless terminated by either party as provided in the agreement). The agreement provides in the event that the agreement is terminated by the Company for other than cause, or if terminated by the Executive in the event of a change in control, severance payments based upon Mr. McGonegal’s salary will be made for six months. In the event of death or disability, severance payments based upon Mr. McGonegal’s salary will be made for six months.

 Post-Employment Benefits

The following table discloses the post-employment termination benefits that would have been received by the NEOs if a termination event had occurred on December 31, 2011:

Named Executive Officer	Benefit	Termination without Cause ($)	Death or Disability ($)	Change In Control (Single Trigger) ($)	Change In Control (Double Trigger) ($)

Stephen T. Lundy	Severance	275,000	68,750	-	275,000
	Options (1)	-	-	-	-
	Total	275,000	68,750	-	275,000
				-
Jeffrey G. McGonegal	Severance	112,500	112,500	-	112,500
	Options (1)	-	-	-	-
	Total	112,500	112,500	-	112,500
				-	-
Erik S. Miller (2)	Severance	-	-	-	-
	Options (1)	-	-	-	-
	Total	-	-	-	-

(1)
As of December 31, 2011, all unvested stock options have exercise prices above the closing trading price of the Common Stock of $0.97 (not adjusted for the June 20, 2012 reverse stock split). Therefore, no value is attributable to such stock options.

(2)	Mr. Miller resigned on May 11, 2012.

Director Compensation Table

Since February 1, 2008, each non-employee director receives cash compensation of $1,000 per month. On October 7, 2010, upon becoming non-executive Chair of the Board, Gail Schoettler began receiving cash compensation of $2,000 per month. Our independent directors typically receive a stock option upon joining and additional options over time, generally annually. As additional compensation for service as non-executive Chair, Ms. Schoettler receives awards equal to 1.5 times the awards made to the other non-employee directors when such awards are made. The directors are also reimbursed for all expenses incurred by them in attending board and committee meetings.

Name	Cash Fees Paid Monthly ($)	Option Awards ($) (8) (9)	Total ($)

Gail Schoettler (1)	24,000	36,600	60,600
Daryl Faulkner (2)	12,000	24,390	36,390
Douglas Hepler (3)	12,000	24,390	36,390
John Landon (4)	12,000	24,390	36,390
Michael Merson (5)	12,000	24,390	36,390
Mark Ratain, M.D. (6)	12,000	24,390	36,390
David Welch (7)	12,000	24,390	36,390

(1)
On January 5, 2011, Ms. Schoettler was granted options to purchase 2,500 shares at $17.70 per share, vesting over three years in arrears and expiring in ten years. As of December 31, 2011, Ms. Schoettler held a total of 115,000 options to purchase shares of our Common Stock.

(2)
On January 5, 2011, Mr. Faulkner was granted options to purchase 1,667 shares at $17.70 per share, vesting over three years in arrears and expiring in ten years. As of December 31, 2011, Mr. Faulkner held a total of 125,000 options to purchase shares of our Common Stock.

(3)
On January 5, 2011, Mr. Hepler was granted options to purchase 1,667 shares at $17.70 per share, vesting over three years in arrears and expiring in ten years. As of December 31, 2011, Mr. Hepler held a total of 90,000 options to purchase shares of our Common Stock.

(4)
On January 5, 2011, Mr. Landon was granted options to purchase 1,667 shares at $17.70 per share, vesting over three years in arrears and expiring in ten years. As of December 31, 2011, Mr. Landon held a total of 43,407 options to purchase shares of our Common Stock.

(5)
On January 5, 2011, Mr. Merson was granted options to purchase 1,667 shares at $17.70 per share, vesting over three years in arrears and expiring in ten years. As of December 31, 2011, Mr. Merson held a total of 43,135 options to purchase shares of our Common Stock.

(6)
On January 5, 2011, Dr. Ratain was granted options to purchase 1,667 shares at $17.70 per share, vesting over three years in arrears and expiring in ten years. As of December 31, 2011, Dr. Ratain held a total of 43,263 options to purchase shares of our Common Stock.

(7)
On January 5, 2011, Mr. Welch was granted options to purchase 1,667 shares at $17.70 per share, vesting over three years in arrears and expiring in ten years. As of December 31, 2011, Mr. Welch held a total of 90,000 options to purchase shares of our Common Stock.

(8)	Number of shares and exercise prices in footnotes 1 through 7 as adjusted to reflect the six-for-one reverse stock split effective June 20, 2012.
(9)
The “Option Awards” columns reflect the grant date fair value for all stock option awards granted to non-employee directors under the Plan during 2011. These amounts are determined in accordance with FASB Accounting Standards Codification 718 (previously known as Statement of Financial Accounting Standards No. 123(R)) (ASC 718), without regard to any estimate of forfeiture for service vesting. Assumptions used in the calculation of the amounts in this column are included in footnotes 1 through 7 to the Company’s audited financial statements for the fiscal year ended December 31, 2011.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one Proxy Statement is being delivered to shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders.  Upon the written or oral request of a shareholder, we will deliver promptly a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy was delivered.  Shareholders desiring to receive a separate copy now or in the future may contact us through at our corporate offices at 1585 South Perry Street, Castle Rock, CO 80104, or by telephone:  (303) 794-2000.

Shareholders who share an address but are receiving multiple copies of the Proxy Statement and/or annual report may contact us through our corporate offices at 1585 South Perry Street, Castle Rock, CO 80104, or by telephone:  (303) 794-2000 to request that a single copy be delivered.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

AspenBio Pharma, Inc. expects to hold its next annual meeting of shareholders in June 2013.  Proposals from shareholders intended to be presented at the next annual meeting of shareholders should be addressed to AspenBio Pharma Inc., Attention:  Corporate Secretary, 1585 S. Perry Street, Castle Rock, Colorado, 80104 and we must receive the proposals by February 28, 2013.  Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the Proxy Statement and proxy for next year’s annual meeting in accordance with applicable law.  It is suggested that shareholders forward such proposals by Certified Mail-Return Receipt Requested.  After February 28, 2013 any shareholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.  The same date, February 28, 2013, is also the due date for any shareholder nominations for director for the 2013 Proxy Statement.  Any nominations for director positions will be accepted in accordance with the procedures described in this Proxy Statement under the heading “Procedures for Nominating a Director Candidate” as long as such nomination is properly submitted by the due date set forth above.

BY ORDER OF THE BOARD OF DIRECTORS:

ASPENBIO PHARMA, INC.
Gail S. Schoettler, Chair of the Board of Directors

APPENDIX A

PROPOSAL NO. 1

AMENDMENT TO THE ARTICLES OF INCORPORATION, AS AMENDED

If the proposal to change the Company’s name is approved by shareholders, Article I of the Company’s Articles of Incorporation, as amended will be amended to read in its entirety as follows:

1.           The name of the corporation is:  Venaxis, Inc. (the “Company”).

A-1

APPENDIX B

PROPOSAL NO. 2

AMENDMENTS TO 2002 STOCK INCENTIVE PLAN

The Company is seeking approval of the following amendments to the Plan:

“4.           The Common Stock.  The Board is authorized to appropriate, issue and sell for the purposes of the Plan, and the Option Committee is authorized to grant Options and Rights to Purchase with respect to, a total number, not in excess of 1,487,205 shares of Common Stock, either treasury or authorized but unissued or the number and kind of shares of stock or other securities which in accordance with Section 16 of this Plan shall be substituted for the 1,487,205 shares or into which such 1,487,205 shares shall be adjusted.  All or any unsold shares subject to an Option or Right to Purchase that for any reason expires or otherwise terminates may again be made subject to Options or Rights to Purchase under the Plan.  No person may be granted Options or Rights to Purchase under this Plan covering in excess of an aggregate of 100,000 Option Shares and shares of Restricted Stock in any calendar year, subject to adjustments in connection with Section 16 of this Plan.”

B-1

PROXY

ASPENBIO PHARMA, INC.
1585 South Perry Street
Castle Rock, Colorado 80104
(303) 794-2000

SPECIAL MEETING OF SHAREHOLDERS – DECEMBER 11, 2012
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of AspenBio Pharma, Inc. hereby constitutes and appoints Stephen T. Lundy and Jeffrey McGonegal, or either of them, as attorneys and proxies to appear, attend and vote all of the shares of Common Stock and/or standing in the name of the undersigned at the Meeting of Shareholders to be held at the Company's principal executive offices at 1585 S. Perry Street, Castle Rock, Colorado 80104 on December 11, 2012, beginning at 2:00 PM local time, and at any adjournment or adjournments thereof, upon the following:

Proposal One:  Approval of amendment to the Articles of Incorporation, as amended, of AspenBio Pharma, Inc. to change its corporate name to Venaxis, Inc.

For / /	Against / /	Abstain / /

Proposal Two:  Approval of amendment to the 2002 Incentive Stock Plan, pursuant to which the number of reserved shares will be increased by 1,200,000 shares from 287,205 to 1,487,205 shares.

For / /	Against / /	Abstain / /

Proposal Three:  Ratification of the appointment of GHP Horwarth, P.C. as our independent registered public accounting firm for the financial statement audit for the fiscal year ending December 31, 2012.

For / /	Against / /	Abstain / /

The undersigned hereby revokes any proxies as to said shares heretofore given by the undersigned and ratifies and confirms all that said proxy lawfully may do by virtue hereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE.   THE ABOVE-NAMED ATTORNEYS AND PROXIES SHALL HAVE THE DISCRETION TO VOTE YOUR SHARES AS TO ANY ADDITIONAL MATTER PROPERLY PRESENTED AT THE SPECIAL MEETING.

Please mark, date and sign exactly as your name appears hereon, including designation as executor, Trustee, etc., if applicable, and return the Proxy in the enclosed postage-paid envelope as promptly as possible.  It is important to return this Proxy properly signed in order to exercise your right to vote if you do not attend the meeting and vote in person.  A corporation must sign in its name by the President or other authorized officer.  All co-owners and each joint owner must sign.

Date:

Signature(s)

Address if different from that on envelope:

Street Address

City, State and Zip Code

Please check if you intend to be present at the meeting: ____